Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621-0699

Final For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS FIRST QUARTER FISCAL YEAR 2009 NET SALES

April Comparable Store Sales Increase 1.9%

First Quarter Comparable Store Sales Increase 4.8%

ST. LOUIS, MO., May 7, 2009 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 239 stores, today reported first quarter sales results.

For April, the four-week period ended May 2, 2009, net sales increased to $15.1 million, compared to $15.0 million in the same period last year. Comparable store sales (sales for stores open at least one year or more) for the four-week April 2009 period increased 1.9%, compared to a decrease of 0.1% for the four-week period ended May 3, 2008.

For the thirteen weeks ended May 2, 2009, the Company’s first fiscal quarter, net sales were $45.0 million, increasing 3.3% from $43.5 million for the thirteen weeks ended May 3, 2008. Comparable store sales for the first quarter of fiscal 2009 increased 4.8%, compared to a comparable store sales decrease of 11.1% for the first quarter of fiscal 2008.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased to report a 4.8% increase in first quarter fiscal 2009 comparable stores sales, including a 1.9% increase in April comparable store sales, marking our eleventh consecutive month of comparable store sales gains. During the quarter, our sales were driven by open-toe footwear across each of the styles we offer. As we look ahead, we believe we are well positioned to capitalize on the increased demand for open-toe styles. Our inventory reflects this fashion trend which increases in importance relative to our overall sales mix as the second quarter progresses.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 230 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.